Exhibit 4.27

EQUITY TRANSFER AGREEMENT

By and Among

ZHOU Xin

ZHU Xudong

Shanghai Lerong Information Technology Co., Ltd.

And

Shanghai Tian Zhuo Advertising Co., Ltd.

Dated October 25, 2012

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into by and among the following parties on October 25, 2012:

(1)                                 ZHOU Xin, whose identification card number is           ;

(2)                                 ZHU Xudong, whose identification card number is           ;

(ZHOU Xin and ZHU Xudong are referred to individually as a “Transferor” and collectively as the “Transferors”.)

And

(3)                                 Shanghai Lerong Information Technology Co., Ltd. (the “Transferee”), with its registered address at Room 102, Building 4, No. 1 Wenshuizhi Road.

(The above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.                                      Shanghai Tian Zhuo Advertising Co., Ltd. (the “Company”) is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”) with a registered capital of RMB1 million.  Pursuant to the current articles of association of the Company, each of ZHOU Xin and ZHU Xudong is shareholder of the Company as of the date of this Agreement, with contribution of RMB900,000, or 90% of the registered capital of the Company, and RMB100,000, or 10% of the registered capital of the Company, respectively.

2.                                      Each Transferor agrees to transfer, and the Transferee agrees to accept, all of the equities in the registered capital of the Company held by such Transferor (the “Target Equity”) under the terms and conditions of this Agreement.  Upon completion of the equity transfer contemplated under this Agreement, the Transferee will become the shareholder of the Company holding 100% equity of the Company.

NOW, THEREFORE, the Parties agree as follows:

1.                            Transfer and Purchase

1.1                               Subject to the terms and conditions of this Agreement, each Transferor agrees to transfer, and the Transferee agrees to accept, 100% equities of the Company held by such Transferor and all rights and interests thereof (the “Equity Transfer”), including:

ZHOU Xin agrees to transfer the equities of the Company held by him/her, representing 90% of the issued share capital of the Company, and all rights and interests thereof to the Transferee; and

ZHU Xudong agrees to transfer the equities of the Company held by him/her, representing 10% of the issued share capital of the Company, and all rights and interests thereof to the Transferee.

Upon completion of the Equity Transfer, the Transferee will hold 100% equities of the Company and all rights and interests thereto.

1.2                               It is agreed that as consideration for receipt of the Target Equity and all rights and interests thereof by the Transferee, the Transferee shall pay the following price to the Transferors (the “Purchase Price”):

The Transferee agrees to pay ZHOU Xin the Purchase Price of RMB900,000.

The Transferee agrees to pay ZHU Xudong the Purchase Price of RMB100,000.

1.3                               The Transferee shall pay all of the Purchase Price upon consummation of the Equity Transfer, or as otherwise agreed by the Parties.

2.                                      Representations and Warranties

Each of the Parties represents and warrants to the other Parties that:

2.1                               It is, in respect of each of the Transferors, a Chinese citizen with full capacities and/or, in respect of the Transferee, a company with limited liability duly incorporated and validly existing under PRC law, has complete and independent legal status and capacity to execute, deliver and perform this Agreement, and may act as an independent party in any litigation;

2.2                               It has the full powers, rights and authorities to execute, deliver and perform this Agreement and any other documents relating to the transaction contemplated under this Agreement, and to consummate the transaction contemplated under this Agreement;

2.3                               It has validly and duly executed and delivered this Agreement, which constitutes its legal and binding obligation and may be enforceable against it according to the terms of this Agreement; and

2.4                               Each of the representations and warranties set forth under Section 2.1 is true and accurate.

3.                                      Covenants

3.1                               Each of the Transferors agrees to waive any preemptive right regarding the Target Equity granted to him/her under PRC law and the articles of association of the Company, and to adopt resolution at shareholders’ meeting for consent of the Equity Transfer and all matters relating thereto.

3.2                               Each of the Transferors agrees and undertakes to take all acts necessary to consummate the transaction contemplated under this Agreement.

3.3                               Each of the Parties agrees to provide active support for application and completion of re-registration procedures of the Company with competent industrial and commercial authority in connection with the Equity Transfer contemplated under this Agreement.

4.                                      Breach Liability

4.1                               This Agreement is binding upon and enforceable against each of the Parties.  If any Party fails to perform any of its obligations or liabilities under this Agreement, or any of its representations or warranties is untrue or has material omission, such Party shall be deemed to in breach of this Agreement and liable for any loss and damages incurred by any other Party arising from such breach.

4.2                               Any termination, cancelation or invalidity of this Agreement for any reason will not affect the effect of this Article 4.

5.                                      Governing Law and Dispute Resolution

5.1                               This Agreement is governed by and construed according to the laws of the People’s Republic of China.

Any dispute, claim and controversy (“Dispute”) arising from or in connection with this Agreement shall be resolved through negotiations and, if the negotiations fail, be submitted within 60 days of occurrence of such Dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), Beijing Sub-commission, for arbitration in accordance with the arbitration rules of CIETAC in Beijing.  The arbitration award is final and binding upon each of the Parties.

6.                                      Miscellaneous

6.1                               Each of the Parties agrees that this Agreement shall be effective as of the date when it is duly executed by the Parties.  The transfer of Target Equity under this Agreement shall be effective immediately when the Equity Transfer is effective.

6.2                               The Parties may change, modify or supplement this Agreement by written agreements.

6.3                               Illegality, invalidity or unenforceability of any term of this Agreement will not affect the legality, validity or enforceability of the remainder of this Agreement.

6.4                               Without prior written consent of any other Parties, no Party may transfer any of its rights and obligations under this Agreement.

6.5                               In the event of any inconsistency between any of the materials for application of re-registration in connection with Equity Transfer under this Agreement (including without limitation change application form, articles of association, appointment letter for directors, supervisors and senior management) and this Agreement, this Agreement will prevail.

6.6                               This Agreement shall be made in Chinese in five counterparts.

(Remainder left blank)

[Signature page to the Equity Transfer Agreement]

IN WITNESS whereof, this Equity Transfer Agreement is executed on the date first written above.

Transferors

ZHOU Xin

By:	/s/ ZHOU Xin

ZHU Xudong

By:	/s/ ZHU Xudong

Transferee

Shanghai Lerong Information Technology Co., Ltd.
(seal)

By:	/s/ Shanghai Lerong Information Technology Co., Ltd.